Exhibit 4.1

Alaia Capital, LLC
10 Corbin Drive
Darien, Connecticut 06820

October 10, 2017

Alaia Market Linked Trust, Series 4-3
Strategas Policy Basket Portfolio
c/o The Bank of New York Mellon, as Trustee
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Re:	Strategas Policy Basket Portfolio (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement (File No. 333-220579) for the above captioned Trust.  We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Oscar Loynaz
Name: Oscar Loynaz
Title: Managing Director